As filed with the Securities and Exchange Commission on March 6, 2019

Registration No. 333-53888

Registration No. 333-80507

Registration No. 333-75889

Registration No. 333-65993

Registration No. 333-36667

Registration No. 333-25419

Registration No. 033-61547

Registration No. 033-56933

Registration No. 033-52809

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-53888)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-80507)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-75889)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-65993)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-36667)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-25419)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 033-61547)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 033-56933)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 033-52809)

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	22-2477875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1455 Valley Road

Wayne, New Jersey 07470

(Address, including zip code of registrant’s principal executive offices)

 EMPLOYEE STOCK OPTION PLAN (formerly plan of Merchants New York Bancorp)

1995 EMPLOYEE STOCK OPTION PLAN (formerly plan of Rampo Financial Corporation)

1995 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS (formerly plan of Rampo Financial Corporation)

1999 LONG-TERM STOCK INCENTIVE PLAN

1996 STOCK-BASED INCENTIVE PLAN (formally a plan of Wayne Bancorp, Inc.)

VALLEY NATIONAL BANK SAVINGS AND INVESTMENT PLAN

1996 INCENTIVE STOCK OPTION PLAN (for Valley employees who were former Midland employees)

1986 STOCK OPTION AND INCENTIVE PLAN (for Valley employees who were former Lakeland employees)

1983 INCENTIVE STOCK OPTION PLAN

1991 INCENTIVE STOCK OPTION PLAN

THE VALLEY NATIONAL BANCORP LONG-TERM STOCK INCENTIVE PLAN

(Full title of the Plans)

Ronald H. Janis

General Counsel and Senior Executive Vice President

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Michael T. Rave, Esq.

Day Pitney LLP

One Jefferson Road

Parsippany, NJ 07054

(973) 966-8123

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

EXPLANATORY NOTE

Valley National Bancorp (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (“Registration Statements”), which have been previously filed with the Securities and Exchange Commission (“SEC”), to deregister any and all securities registered but unsold or otherwise unissued under each such registration statement as of the date hereof:

•	Registration Statement No. 333-53888, filed with the SEC on January 18, 2001, registering 78,502 shares of the Company’s Common Stock, no par value, issuable pursuant to the Company’s Employee Stock Option Plan.

•	Registration Statement No. 333-80507, filed with the SEC on June 11, 1999, registering 78,573 shares of the Company’s Common Stock, no par value, issuable pursuant to the 1995 Employee Stock Option Plan and the 1995 Stock Option Plan for Non-Employee Directors.

•	Registration Statement No. 333-75889, filed with the SEC on April 8, 1999, registering 2,500,000 shares of the Company’s Common Stock, no par value, issuable pursuant to the 1999 Long-Term Stock Incentive Plan.

•	Registration Statement No. 333-65993, filed with the SEC on October 22, 1998, registering 227,403 shares of the Company’s Common Stock, no par value, issuable pursuant to the 1996 Stock-Based Incentive Plan.

•	Registration Statement No. 333-36667, filed with the SEC on September 29, 1997, registering an indeterminate amount of interests issuable pursuant to the Valley National Bank Savings and Investment Plan.

•	Registration Statement No. 333-25419, filed with the SEC on April 18, 1997, registering 229,500 shares of the Company’s Common Stock, no par value, issuable pursuant to the 1996 Incentive Stock Option Plan.

•	Registration Statement No. 033-61547, filed with the SEC on August 3, 1995, registering 1,430 shares of the Company’s Common Stock, no par value, issuable pursuant to the 1986 Stock Option and Incentive Plan.

•	Registration Statement No. 033-56933, filed with the SEC on December 19, 1994, registering 24,250 shares of the Company’s Common Stock, no par value, issuable pursuant to the 1983 Incentive Stock Option Plan and the 1991 Incentive Stock Option Plan.

•	Registration Statement No. 033-52809, filed with the SEC on March 24, 1994, registering 625,000 shares of the Company’s Common Stock, no par value, issuable pursuant to the Valley National Bancorp Long-Term Stock Incentive Plan.

 The Company has terminated all further offers and sales of the Company’s securities registered pursuant to the Registration Statements. By filing these Post-Effective Amendments, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on March 6, 2019.

VALLEY NATIONAL BANCORP

Date: March 6, 2019	By:	/s/ Ronald H. Janis
Ronald H. Janis Senior Executive Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.